EXHIBIT 21.1

JOHN BEAN TECHNOLOGIES CORPORATION SUBSIDIARY LIST

Name	Jurisdiction of Organization
John Bean Technologies Corporation	Delaware
John Bean Technologies LLC	Delaware
Jetway Systems Asia Inc.	Delaware
John Bean Technologies Holding AB	Delaware/Sweden
John Bean Technologies International AB	Sweden
John Bean Technologies AB	Sweden
John Bean Technologies GmbH	Germany
John Bean Technologies Sp.ZOO	Poland
John Bean Technologies SA	France
John Bean Technologies B.V.	Netherlands
John Bean Technologies Spain Holding B.V.	Netherlands
John Bean Technologies South Africa Holding B.V.	Netherlands
John Bean Technologies S.L.U.	Spain
John Bean Technologies AeroTech S.L.U.	Spain
John Bean Technologies FoodTech S.L.U.	Spain
John Bean Technologies Iberica, S.L.U.	Spain
John Bean Technologies (Proprietary) Ltd.	South Africa
John Bean Technologies O OO	Russia
John Bean Technologies Ltd.	United Kingdom
John Bean Technologies N.V.	Belgium
John Bean Technologies S.p.A.	Italy
John Bean Technologies s.r.o.	Czech Republic
John Bean Technologies Argentina S.R.L.	Argentina
John Bean Technologies Máquinas e Equipamentos Industriais Ltda.	Brazil
John Bean Technologies Canada Ltd.	Nova Scotia
John Bean Technologies de Mexico S. de R.L. de C.V.	Mexico
E.M.D., S.A. de C.V.	Mexico
John Bean Technologies Hong Kong Limited	Hong Kong
JBT Ningbo Holdings Limited	Hong Kong
JBT Shanghai Holdings Limited	Hong Kong
JBT Shenzhen Holdings Limited	Hong Kong
JBT Kunshan Holdings Limited	Hong Kong
John Bean Technologies (Shenzhen) Co. Ltd.	China
John Bean Technologies (Ningbo) Co., Ltd.	China
John Bean Technologies (Shanghai) Co., Ltd.	China
John Bean Technologies (Kunshan) Co., Ltd.	China
John Bean Technologies Australia Limited	Australia
John Bean Technologies K.K.	Japan
John Bean Technologies NZ Limited	New Zealand
FAI Certification Co., Ltd.	Thailand
John Bean Technologies (Thailand) Ltd.	Thailand
John Bean Technologies Singapore Pte Ltd.	Singapore
John Bean Technologies Middle East FZE	UAE
John Bean Technologies India Private Limited	India